EXHIBIT 4.1

Invesco Capital Markets, Inc.

11 Greenway Plaza

Houston, Texas 77046-1173

November 20, 2025

Invesco Unit Trusts, Series 2448

c/o The Bank of New York Mellon, as Trustee

240 Greenwich Street, 22W Fl

New York, New York 10286

Re:    Invesco Unit Trusts, Series 2448

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-290167 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Invesco Capital Markets, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

INVESCO CAPITAL MARKETS, INC

By: /s/ TARA BAKER

Tara Baker, Vice President